Exhibit 99.2

Jena Acquisition Corporation II Completes $230 Million Initial Public Offering

LAS VEGAS, May 30, 2025 (GLOBE NEWSWIRE) -- Jena Acquisition Corporation II (“Jena II” or the “Company”) announced today the closing of its initial public offering of 23,000,000 units, at a price of $10.00 per unit, which includes 3,000,000 units issued pursuant to the exercise by the underwriters of their over-allotment option in full, resulting in gross proceeds of $230,000,000.  The units began trading on the New York Stock Exchange (“NYSE”) on May 29, 2025 under the ticker symbol “JENA.U”. Each unit consists of one Class A ordinary share and one right entitling the holder thereof to receive one-twentieth of one Class A ordinary share upon the consummation of an initial business combination. The Class A ordinary shares and rights comprising the units are expected to begin separate trading no later than the 52nd day following this date. Once the securities comprising the units begin separate trading, the Class A ordinary shares and rights are expected to be listed on the NYSE under the symbols “JENA” and “JENA.R,” respectively.

Santander acted as sole book-running manager.

The offering was made by means of a prospectus. Copies of the prospectus may be obtained from Santander US Capital Markets LLC, 437 Madison Avenue, New York, NY 10022, Attention: ECM Syndicate, by email at equity-syndicate@santander.us, or by telephone at 833-818-1602.

A registration statement relating to the securities has been filed with the U.S. Securities and Exchange Commission (“SEC”) and became effective on May 28, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Jena Acquisition Corporation II

The Company is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a business combination in any business or industry, it intends to capitalize on the ability of its management team and initially focus its search on identifying a prospective target business that can benefit from its co-founder and Chairman William P. Foley, II’s and its co-founder and Chief Executive Officer Richard N. Massey’s historical areas of business expertise. W. Dabbs Cavin, Dexter Fowler and Tim Hsia will be serving as board members.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Jena Acquisition Corporation II
Richard N. Massey, CEO
jenaacquisition.com